EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2011 Results

TULSA, Okla., July 15, 2010 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the first quarter of fiscal 2011, ended May 31, 2010.

Results

EDUC reports net revenue of $6,295,400 for the quarter ended May 31, 2010 compared to $6,390,600 and net earnings of $188,200 compared to $415,400 for the same period last year.

We are pleased the Publishing Division posted a net revenue gain of 5.9% for the quarter in a tough retail environment and the trend continued as June sales were the second highest for any month in our history.

The Home Business experienced a 4.8% net revenue decline which is primarily due to decreases in home party sales and direct sales. We hold our National Sales Convention next weekend where training on all aspects of the business will be presented to over 500 sales consultants.

During the quarter, the Company recorded a one-time casualty loss of $188,500. While this resulted in disappointing results for the quarter, the Company operations were not affected.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA
	Three Months Ended May 31,
	2010	2009

NET REVENUES	$ 6,295,400	$ 6,390,600
EARNINGS BEFORE INCOME TAXES	$ 300,300	$ 666,000
INCOME TAXES	112,100	250,600
NET EARNINGS	$ 188,200	$ 415,400

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.05	$ 0.11
Diluted	$ 0.05	$ 0.11

WEIGHTED AVERAGE SHARES:
Basic	3,876,603	3,843,847
Diluted	3,880,131	3,844,859

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522